Exhibit 10.3

CAPRICORN PHARMA, INC.

- AND -

PRIMUS THERAPEUTICS, INC.

____________________________________________

LICENSE &
MANUFACTURING AGREEMENT
(Glucosamine/Chondroitin Soft Chews)
____________________________________________

August 10, 2010

Table of Contents

ARTICLE I DEFINITIONS, INTERPRETATION			1
Section	1.1	Definitions	1
Section	1.2	Interpretation	4
ARTICLE II LICENSE			5
Section	2.1	Grant and Scope of License	5
Section	2.2	License Fee	5
Section	2.3	Ownership	6
Section	2.4	Maintenance of Patent Rights	6
Section	2.5	Use of Capricorn Mark	6
Section	2.6	Infringement	6
Section	2.7	Power of Attorney	7
Section	2.8	Agreement Not to Compete	7
ARTICLE III MANUFACTURING AND PACKAGING			7
Section	3.1	Production Commitment	7
Section	3.2	Manufacturing Facility	9
Section	3.3	Labels and Packaging	9
Section	3.4	Ingredient Listing	9
Section	3.5	Purchase Price; Adjustment	10
Section	3.6	Delivery, Payment Term	10
Section	3.7	Forecasts	10
Section	3.8	Purchase Orders	10
Section	3.9	Cancellation or Amendment of Purchase Orders	11
Section	3.10	Delivery Lead Times	11
Section	3.11	Delivery Default	11
Section	3.12	Specification Changes; Product Development	12
Section	3.13	Notification	12
Section	3.14	Regulatory Compliance	12
Section	3.15	Notification	13
Section	3.16	Manufacturing Facility	13
ARTICLE IV REPRESENTATIONS AND WARRANTIES			13
Section	4.1	Representations and Warranties of Capricorn	13
Section	4.2	Representations and Warranties of Primus	14
ARTICLE V TERM AND TERMINATION			15
Section	5.1	Term and Termination	15
Section	5.2	Event of Default	16
Section	5.3	Effect of Termination	16
Section	5.4	LIMITATION ON LIABILITY	17
Section	5.5	Survival	17
ARTICLE VI INSURANCE			17
Section	6.1	Insurance Requirement	17
ARTICLE VII CONFIDENTIALITY			18
Section	7.1	Confidentiality	18
ARTICLE VIII INDEMNIFICATION			19
Section	8.1	Primus Indemnification	19
- i -

Section	8.2	Capricorn Indemnification	19
Section	8.3	Notice of Claim	19
Section	8.4	Limitations	20
Section	8.5	Sole and Exclusive Remedy	20
ARTICLE IX MISCELLANEOUS			20
Section	9.1	Notice	20
Section	9.2	Governing Law; Consent to Jurisdiction	21
Section	9.3	Resolution of Disputes	21
Section	9.4	Force Majeure	22
Section	9.5	Entire Agreement; Construction	22
Section	9.6	Counterparts; Electronic Delivery	22
Section	9.7	Expenses	22
Section	9.8	Severability	23

Schedules
Schedule A	Licensed Rights
Schedule B	Product Specifications
Schedule C	Minimum Annual Commitment and Minimum Quarterly Commitment

-ii-

LICENSE & MANUFACTURING AGREEMENT

This License & Manufacturing Agreement (the “Agreement”) is made as of this 10th day of August, 2010 (the “Effective Date”) by and among CAPRICORN PHARMA, INC., a Maryland corporation with offices at 6900 English Muffin Way, Unit A, Frederick, MD 21703 (“Capricorn”) and PRIMUS THERAPEUTICS, INC., a Delaware corporation with offices at 4390 U.S. Highway 1, Suite 200, Princeton, NJ 08540 (“Primus” and, together with Capricorn, each a “Party” and collectively the “Parties”).

W I T N E S S S E T H

WHEREAS Capricorn develops and manufactures Over-The-Counter (“OTC”), dietary supplement and homeopathic products and in connection therewith owns certain issued patents and patent applications used in the development and manufacture of proprietary drug delivery systems and encapsulation technologies, as more fully defined herein (the “Capricorn Patents”);

WHEREAS Capricorn likewise owns certain non-patented know-how and technology, as more fully defined herein (the “Capricorn Technology”);

WHEREAS Capricorn likewise owns the U.S. rights to the proprietary trademark Chewmelts™, U.S. Serial Number 77749230, together with the goodwill attached thereto (the “Capricorn Mark”);

WHEREAS Primus wishes to license the Capricorn Patents, the Capricorn Technology and the Capricorn Mark (collectively, the “Licensed Rights”) for use in the marketing, distribution and sale of Glucosamine HCl 750 mg and Chondroitin Sulfate 200 mg Soft Chews, conforming substantially to the specifications set forth in Schedule B hereto (the “Product”) in the Territory (as defined below);

WHEREAS Primus also wishes to contract the services of Capricorn to manufacture the Product; and

WHEREAS Capricorn is willing to license the Licensed Rights to Primus for use in the Territory, and to manufacture the Product for Primus, on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the promises herein set forth, the Parties agree as follows:

ARTICLE I
DEFINITIONS, INTERPRETATION

Section 1.1   Definitions. (a) As used in this Agreement, capitalized terms have the meanings specified as follows:

“Affiliate” means, with respect to a Party, any person Controlling, Controlled by, or under common Control with, such Party.

“Annual Production Commitment” has the meaning specified in Section 3.1.

“Applicable Law” means any federal, state or local law, regulation or guideline, or any determination of any Regulatory Authority, regulating the manufacture, packaging, storage, shipment or sale of the Product.

“Business Day” means any day on which banks in the City of New York, NY, are authorized or required to be open.

“Capricorn Indemnified Parties” has the meaning specified in Section 8.1.

“Capricorn Knowledge” has the meaning specified in Section 4.1(d) .

“Capricorn Mark” has the meaning specified in the Recitals to this Agreement and in Schedule A hereto.

“Capricorn Patents” means the patents, patent applications and invention disclosures listed on Schedule A hereto, together with any patents issuing on the foregoing patent applications and invention disclosures, and any and all divisions, continuations, continuations-in-part thereof, extensions, certificates of invention, reissues, renewals and additions thereof or thereto, and all Improvements related to any of the foregoing.

“Capricorn Technology” means any and all unpatented inventions (whether or not patentable), trade secrets, know-how, discoveries, ideas, compositions, formulae, computer programs (including, without limitation, source and object codes and documentation), databases, drawings, designs, plans, proposals, specifications, photographs, samples, models, processes, processing instructions, procedures, manuals, reports, correspondence and notes, now existing or hereafter developed, to the extent owned by Capricorn, that are applicable to or may be utilized in connection with the manufacture or packaging of the Product used in manufacturing and packaging the Product, as listed in Schedule A hereto

“cGMP” means current Good Manufacturing Practices as defined for purposes of Section 501(B) of the Food, Drug, and Cosmetic Act (21 U.S.C. § 351), and the regulations promulgated thereunder, as the same may be from time to time amended.

“Claimant” has the meaning specified in Section 9.3(b) .

“Confidential Information” means, with respect to either Party, all technical, financial and business information of any kind whatsoever of such Party (whether written, oral, in electronic format, whether gathered by inspection or observation and whether disclosed prior to or after the date of this Agreement), including without limitation the following: business plans and projections; financial statements and projections or forecasts of financial results; product specifications; production and development processes, techniques, formulae, know-how and operating instructions; training manuals; computer programs; raw material, selling and logistics costs; production schedules; customer lists, purchasing history and other customer-related records; names and addresses of suppliers and vendors; tax information; mailing lists; product sales records; marketing data and plans and results of market surveys; personnel lists, data and salary information; contracts; and correspondence, provided, however, that the term “Confidential Information” shall not include any information that (i) a Party can document was lawfully in its possession prior to any disclosure thereof by the other Party; or (ii) is obtained on a non-confidential basis from a source other than Primus or Capricorn, as the case may be, which source has a lawful right to disclose such Confidential Material; or (iii) is or becomes in the public domain. To the extent in hard copy or electronic form, Confidential Information shall be marked or indicated as confidential by the Disclosing Party at the time of disclosure, or by means of a written notice issued within thirty (30) business days of the date of disclosure.

“Delivery Default” has the meaning specified in Section 3.11(b) .

“DSHEA” means the Dietary Supplement Health and Education Act of 1994.

“FDA” means the United States Food and Drug Administration, or any successor thereto.

“Force Majeure” means any act of God, war, insurrection, act of terrorism, labor strike, supply shortage, civil commotion, destruction of facilities or materials by fire, flood, earthquake, explosion or storm, epidemic, failure of public utilities or common carriers, and other similar extraordinary unforeseen events that are beyond the reasonable control of the affected Party and occur without its fault or negligence, but not including general market or economic conditions and other ordinary business risks.

“Improvement” means any change in or addition to any process that improves or modifies it in some manner, including but not limited to increasing manufacturing throughput, increasing the performance, quality or yield of products manufactured using the process, decreasing the cost of utilizing the process, or enabling the use of different materials, but does not include the manufacture of different types of product utilizing the process unless specifically agreed upon by the Parties hereto.

“Joint Steering Committee” means a committee of two senior executives from each Party that will meet at least once per quarter or more frequently as needed.

“License” has the meaning specified in Section 2.2.

“License Fee” has the meaning specified in Section 2.2.

“Licensed Rights” means the rights granted to Primus pursuant to this Agreement with respect to the Capricorn Patents, Capricorn Technology and Capricorn Mark as listed in Schedule A hereto.

“Manufacturing Assets” has the meaning specified in Section 4.1(j) .

“Manufacturing Facility” means Capricorn’s manufacturing facility located at 6900 English Muffin Way, Unit A, Frederick, MD 21703.

“Material Adverse Effect” means, with respect to either Party hereto, the inability of such Party to enter into this Agreement or perform its obligations as contemplated hereby.

“Minimum Annual Commitment” means the minimum unit quantities of Product, expressed on an annual basis, that Primus is required to purchase and Capricorn is required to deliver in order to maintain exclusive license and production rights, respectively, as set forth in Schedule C.

“Minimum Quarterly Commitment” means the minimum unit quantities of Product, expressed on a quarterly basis, that Primus is required to purchase and Capricorn is required to deliver in order to maintain exclusive license and production rights, respectively, as set forth in Schedule C.

“Primus Indemnified Parties” has the meaning specified in Section 8.2.

“Primus Trademark” has the meaning specified in the Recitals to this Agreement.

“Product” has the meaning set forth in the Recitals to this Agreement and in Schedule B hereto.

“Production Year” means the twelve-month period commencing as of January 1 following the Effective Date of this Agreement and each successive twelve-month period thereafter.

“Purchase Price” means the unit price of the Product as set forth in Schedule B hereto, and as amended for each Production Year in accordance with Section 3.5.

“Regulatory Authority” means collectively all governmental agencies or authorities regulating the manufacture, packaging, sale, shipment or storage of the Product, including without limitation the FDA.

“Respondent” has the meaning specified in Section 9.3(b) .

“Specifications” means the specification for the manufacture and packaging of the Product, as set forth on Schedule B hereto.

“Stability” and “Stability Testing” shall mean the formal shelf life testing of the Product in each packaging configuration according to current USP standards.

“Term” has the meaning specified in Section 5.1.

“Territory” means the United States of America, including its territories and possessions.

Section 1.2   Interpretation. The table of contents and headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles, Sections,Schedules and Exhibits shall be deemed to be references to Articles and Sections of, and Schedules and Exhibits to, this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

ARTICLE II
LICENSE

Section 2.1   Grant and Scope of License. (a) Capricorn hereby grants to Primus, for the term of this Agreement and subject to the conditions herein set forth, a limited, transferable right and license (the “License”) to use the Licensed Rights within the Territory for purposes of manufacturing (but solely to the extent and in the circumstances specified in Section 3.1(c)(i) hereof), marketing, distributing and selling the Product.

Section 2.2   License Fee. (a) In consideration of the grant of the License by Capricorn, Primus shall pay to Capricorn, in addition to all other payments specified hereunder, a license fee in the amount of Two Hundred Thousand Dollars ($200,000) (the “License Fee”), which amount shall be payable in two (2) installments of one Hundred Thousand Dollars ($100,000) each, by bank wire transfer of immediately available funds to an account in the United States designated by Capricorn, the first installment to be paid not more than five (5) Business Days following the Effective Date and the second not more than ninety (90) days following the Effective Date.

(b) Exclusivity. The License granted hereunder shall be exclusive for the Territory, provided, however that:

(i)

Subject to clause (ii) below, the License (and Capricorn’s obligation hereunder to supply Product exclusively to Primus) shall be converted to a non- exclusive license or supply obligation, as the case may be, if Primus fails to purchase (A) at least the Minimum Annual Commitment specified in Schedule C, during any Production Year, or (B) at least the Minimum Quarterly Commitment specified in Schedule C for two (2) consecutive quarters;

(ii)

The failure of Primus to purchase the Minimum Annual Commitment in any Production Year or the Minimum Quarterly Commitment in any given quarter shall not be taken into account for purposes of clause (i) above, if such failure is caused by any of the following: (A) Capricorn’s breach of its obligations hereunder timely to accept purchase orders and/or deliver conforming Product, (B) an event of force majeure affecting either Party, or (C) the existence of a bona fide dispute that reasonably entitles Primus to suspend the placing of purchase orders and/or the acceptance of Product pending the resolution of such dispute;

(iii)

Notwithstanding any loss of exclusivity pursuant to clause (i) above, Capricorn shall remain obligated to supply Primus (albeit on a non-exclusive basis) with the quantities of Product it would have been required to supply absent such loss of exclusivity.

Section 2.3   Ownership. Primus acknowledges that (i) the Licensed Rights are owned solely and exclusively by Capricorn, and (ii) nothing contained in this Agreement shall grant to Primus any right, title or interest in or to the Licensed Rights, other than the express License granted in Section 2.1 hereof. Primus hereby irrevocably quitclaims to Capricorn any right, title or interest it has or may acquire with respect to the Licensed Rights.

Section 2.4   Maintenance of Patent Rights. Capricorn shall maintain in full force and effect for the Term of this Agreement all issued patents included in the Capricorn Patents and shall prosecute all patent applications included in the Capricorn Patents to grant and issuance, in each case at its sole cost and expense. Capricorn shall promptly furnish to Primus copies of all communications with the United States Patent & Trademark Office relating to the Capricorn Patents, shall provide Primus with reasonable advance notice of relevant filing deadlines together with drafts of Capricorn’s proposed responses to office actions or other submissions, and shall take reasonable account of all comments timely received from Primus in relation thereto.

Section 2.5   Use of Capricorn Mark. Primus may (but shall not be required to) use the Capricorn Mark on the Product on a non-exclusive basis. Primus covenants and agrees that, on each label or carton bearing the Capricorn Mark, there shall appear a symbol designating it as a registered trademark, together with a legend, in a prominent place, stating that Primus is a licensed user thereof.

Section 2.6   Infringement. (a) Each Party shall promptly inform in writing the other upon becoming aware of any possible infringement, claim or action of or by any third party in derogation of any Licensed Right, including the importation, distribution or sale of any unauthorized or counterfeit Product, and in such event Capricorn and Primus shall discuss what remedial measures, including the initiation of legal proceedings, may be appropriate. Capricorn shall have the first right, but not obligation, to initiate legal proceeding against such third party. If Capricorn initiates legal proceedings on account of any such infringement, claim or action, Primus shall cooperate with and assist Capricorn, at Capricorn’s sole cost and expense, to the extent reasonably necessary to protect the Licensed Rights, including without limitation, being joined as a necessary or desirable party to such proceedings. Absent agreement by Capricorn to initiate such remedial measures within sixty (60) days of receiving notification of any infringement in writing, Primus may (but shall not be required to) take such actions, at its sole cost and expense, as it deems appropriate with respect to the alleged infringement in order to protect and secure its rights granted pursuant to this Agreement. Any financial compensation derived from such actions shall accrue to Parties based upon their respective contributions to the costs and expenses incurred in pursuing the claim. Subject to Article VIII, except as otherwise expressly set forth in this Agreement, the rights afforded by this Section shall be Primus’s sole remedy in the event of any infringement and Primus shall have no claim against Capricorn for damages if Capricorn determines, in its sole discretion, that it is not in the best interest of Capricorn to initiate any legal proceedings on account of any such infringement, claim or action, or if Capricorn settles or resolves any such proceedings which may be initiated.

(b) If a court of competent jurisdiction determines that Primus does not have the right to use the Licensed Rights, or any of them, in the Territory, Primus shall refrain from exercising such Licensed Rights.

Section 2.7   Power of Attorney. Primus hereby irrevocably appoints Capricorn as its attorney-in-fact for the limited purpose of executing any and all documents and performing any and all other acts necessary to give effect and legality to the provisions of Section 2 of this Agreement. Capricorn shall promptly furnish Primus with written notice of any actions taken by Capricorn pursuant to this Section.

Section 2.8   Agreement Not to Compete. For the term of this Agreement, provided that the License granted hereunder remains exclusive to Primus, Capricorn shall not manufacture or sell to any person other than Primus, or grant to any person other than Primus any license of Capricorn technology to manufacture, package, market, distribute or sell within the Territory, any product the specifications for which conform to or are substantially similar to the Specifications. For the term of this Agreement, Primus shall not manufacture, purchase, sell or distribute within the Territory either any product the specifications for which conform to or are substantially similar to the Specifications or any product that competes with the Product. Primus shall not sell Product to any party outside the Territory or to any party that, to the knowledge of Primus, intends to resell the Product outside the Territory.

ARTICLE III
MANUFACTURING AND PACKAGING

Section 3.1   Production Commitment. (a) Capricorn shall manufacture and package the Product for Primus in the quantities specified in Purchase Orders issued by Primus from time to time in accordance with Section 3.3 hereof, up to the maximum annual amounts specified in Schedule B hereto (the “Annual Production Commitment”); provided, however, that Capricorn’s obligation to supply the Annual Production Commitment is contingent upon Primus delivering purchase orders in accordance with this Agreement and purchasing at least 80% of each Minimum Quarterly Commitment.

Capricorn covenants that all Product delivered hereunder shall be unadulaterated and shall be manufactured in conformity with the Specifications, cGMP, Applicable Law and the Quality Assurance Agreement between Capricorn and Primus dated as of August 10, 2010, the terms of which are hereby incorporated by reference. In the event Capricorn contracts with a third party for the manufacturing of the Product, Capricorn shall be responsible to Primus for ensuring compliance with these provisions by such third party manufacturer.

(b) During the term of this Agreement, Capricorn shall have the exclusive right to manufacture and package the Product for Primus (that is, Primus shall purchase all its requirements of Product from Capricorn), provided, however, that:

(i)

Subject to (ii) below, such exclusive right shall terminate, and Primus may contract to have the Product manufactured by one or more third parties, if Capricorn fails timely to deliver at least the Minimum Annual Commitment specified in Schedule C during any Production Year or the Minimum Quarterly Commitment specified in Schedule C during two consecutive quarters;

(ii)

The failure of Capricorn to deliver the Minimum Annual Commitment or Minimum Quarterly Commitment in any given Production Year or quarter shall not be taken into account for purposes of clause (i) above, if such failure is caused by any of the following: (A) Primus’ breach of its any obligations under this Agreement (y) to issue to Capricorn timely valid purchase orders for at least the Minimum Annual Commitment and Minimum Quarterly Commitment, as applicable or (z) with respect to the Minimum Annual Commitment, the failure of Primus to issue valid purchase orders and purchase Product during each quarter within the applicable Production Year in amounts equal to both 80% of the Minimum Quarterly Commitment and 80% of the amount forecasted for each such quarter, (B) an event of force majeure affecting either Party, or (C) the existence of a bona fide dispute, including without limitation arising from the non-payment of any amount due hereunder) that reasonably entitles Capricorn to suspend the acceptance of purchase orders and/or the delivery of Product pending the resolution of such dispute; and

(iii)

In the event Primus becomes entitled pursuant to this Section 3.1 to contract for the manufacturing of the Product with any third party, (A) Capricorn shall upon the request of Primus promptly transfer to such third party any non-patented or unpatentable technology (whether or not in the public domain) necessary for purposes of manufacturing and packaging the Product according to the Specifications, and (B) provided that Capricorn has complied with any request made by Primus pursuant to the preceding clause (A) pay Capricorn a royalty of 4% of gross sales revenues derived from sales of Product manufactured by such third party.

Section 3.2   Manufacturing Facility. Capricorn shall manufacture the Product for Primus at the Manufacturing Facility, provided, however, that Capricorn may manufacture and package, or contract with a third party to manufacture and package, the Product at an alternative facility upon not less than thirty (30) days written notice to Primus, specifying the owner and location of the facility. Capricorn shall be responsible for ensuring that such other facility, and any manufacturing of the Product therein, complies in all respects with the representations, warranties, covenants and agreements contained herein that are applicable to the Manufacturing Facility and the manufacture and packaging of the Product by Capricorn (except for representations that relate to the ownership of the Manufacturing Facility by Capricorn).

Section 3.3   Labels and Packaging. (a) Promptly after execution of this Agreement Primus shall provide to Capricorn the artwork to be used on the Product labeling and packaging (excluding the listing of ingredients referred to in Section 3.4) and including any and all trademarks and/or logos owned by Primus (the “Primus Trademarks”) to be used on the Product packaging and/or labeling. Capricorn shall use the Primus Trademarks only in the form and manner and with legends prescribed by Primus, and Capricorn shall not use any other trademark or service mark in combination with the Primus Trademarks on the Product. Solely for the purpose of performing this Agreement, Primus hereby grants to Capricorn, and Capricorn hereby accepts, a non-exclusive, royalty-free, right and license to affix the Primus Trademarks to the labels and packaging on and for the Product delivered to Primus hereunder.

(b) Primus shall procure and deliver to the Manufacturing Facility in sufficient time to permit timely delivery of Product ordered hereunder the wrapping film for the individual chews and the outer case packs (24 cartons/case).

(c) Primus shall reimburse Capricorn for any packaging or labeling that may become obsolete due to any change in Specifications or Applicable Law, as specified in the DSHEA.

Section 3.4   Ingredient Listing. Capricorn shall ensure that the labels and packaging of all units of Product sold hereunder contain complete and accurate listings of all ingredients according to Supplement Facts labeling as DSHEA and conform to the requirements of any Regulatory Agency.

Section 3.5   Purchase Price; Adjustment. (a) The per-unit purchase price (the “Purchase Price”) for the Product shall be as set forth in Schedule B and shall be based on the aggregate number of units of Product purchased by Primus during the Production Year. All Product purchases shall initially be invoiced and paid for based on the middle tier price. If during any Production Year the aggregate units of Product purchased by Primus are less than the lower limit, or higher than the upper limit, of such middle tier price, the purchase price of all Product purchased during such Production Year shall be re-calculated based on the first tier or third tier price, as applicable. Following the Effective Date, Capricorn shall use its best efforts to manufacture and package the Product for Primus at the lowest cost available.

(b) The Purchase Price specified in Schedule B shall be in effect for the first Production Year. Thereafter, the Purchase Price for the Product shall be adjusted upwards or downwards on an annual basis to reflect changes, if any, in the unit cost of input products used in manufacturing the Product. Not less than sixty (60) Business Days prior to the commencement of each Production Year Capricorn shall furnish to Primus (i) the proposed Purchase Price for the Product for the following Production Year. The adjustment in the Purchase Price of the Product shall not exceed 2.5% of the Purchase Price in effect during the prior Production Year. Any dispute regarding price adjustments shall be referred to the Joint Steering Committee for resolution. The foregoing notwithstanding, any increase in the unit cost of any input product in excess of 25% shall be referred to the Steering Committee.

Section 3.6   Delivery, Payment Term. (a) Unless other agreed, the Purchase Price for the Product shall be FOB Manufacturing Facility (FOB Frederick MD), loaded on pallets. Title and risk of loss shall pass to Primus or its designee upon delivery to the carrier assigned by Primus at the Capricorn Facility. All shipping costs are to be paid by Primus.

(b) Capricorn shall invoice Primus promptly after Capricorn QA releases each shipment of the Product for and Primus shall pay amounts due within thirty (30) days, provided, however that if Primus shall dispute all or any part of an invoice, Primus shall not be required to pay the disputed part of such invoice until the dispute is resolved. Primus shall notify Capricorn in writing within 5 days of receiving the invoice as to any items in dispute. Upon resolution of the dispute (by negotiation between the parties or otherwise), Primus shall pay Capricorn any remaining amounts determined to be owed within five (5) Business Days.

Section 3.7   Forecasts. Not later than 30 days following the Effective Date, and not less ninety (90) days prior to the start of each succeeding calendar quarter thereafter, Primus shall provide Capricorn with a rolling 12-month forecast of its expected Product requirements. The forecast shall not be binding on Primus or Capricorn and shall be provided to Capricorn in good faith for planning purposes only, incorporating the 90 days lead-time for the Purchase Order

Section 3.8   Purchase Orders. (a) Subject to 3.10 Primus shall from time to time place orders for the Product by submitting written purchase orders. Each purchase order shall specify (i) the number of units of Product and (ii) the requested delivery date or, if such order is to be delivered in two or more installments, the requested delivery dates. Purchase orders may be submitted by facsimile, EDI or such other means as the Parties may from time to time agree. Subject to the first sentence contained in section 3.1(a) of this Agreement, the number of units of Product and requested delivery date(s) in each purchase order shall be consistent with the Annual Production Commitment. All purchase orders shall be in multiples of the Minimum Order quantity of 2 Million chews (further broken up in cartons).

(b) Capricorn shall acknowledge each purchase order within five (5) Business Days of Receipt by facsimile, EDI or such other means as the parties may from time to time agree, whereupon it shall become binding on both parties, provided that (i) any purchase order not so acknowledged shall be referred to the Joint Steering Committee.

Section 3.9   Cancellation or Amendment of Purchase Orders. Primus may cancel or amend a purchase order by delivering written notice within five (5) days of its issuance. Such notice shall be delivered by the same means as the purchase order to which the cancellation or amendment relates. Capricorn shall confirm receipt of a cancellation or amendment notice in writing within five (5) business days in the same manner as such notice was transmitted. All costs associated with the cancellation and amendment of a purchase order will be reimbursed to Capricorn by Primus. No cancellation and amendments will be acceptable after 5 days.

Section 3.10   Delivery Lead Times. Capricorn shall make Product available for delivery at the Manufacturing Facility (i) not later than ninety (90) Business Days following the receipt of a purchase order, if and to the extent that such quantities of Product were included in the most recent applicable requirements forecast submitted by Primus pursuant to Section 3.7, and (ii) in all other cases, not later than ninety (90) Business Days following the requested delivery date specified in the Purchase Order.

Section 3.11   Delivery Default. (a) Capricorn shall notify Primus immediately upon becoming aware of an event of force majeure or any other event that could reasonably be expected to render Capricorn unable timely to supply Primus with the quantity of Product specified in any outstanding purchase order or purchase forecast. Capricorn shall inform Primus, in reasonable detail, as to (i) the nature of the event in question, (ii) the steps that Capricorn is taking or intends to take to address such event, and (iii) the anticipated impact upon Capricorn’s ability to perform timely its obligations under this Agreement. Capricorn shall take all reasonable measures address such events as quickly as practicable

(b) In the event Capricorn fails timely to deliver the quantities of Product ordered by Primus hereunder, or (B) any units of Product delivered hereunder do not meet the Specifications or otherwise fail to conform to the requirements of this Agreement (a “Delivery Default”), then (i) within five (5) Business Days of the first such occurrence the Parties shall convene a meeting of the Joint Steering Committee to review the causes for the Delivery Default, (ii) Capricorn shall provide to the Joint Steering Committee a plan, specifying the measures to be taken to address the causes of the Delivery Default, and the timetable for implementing such measures, and (iii) Capricorn shall thereafter exercise diligent efforts to resume production or correct problems in its Manufacturing Facility or processes as quickly as possible. Capricorn shall notify Primus in writing upon resumption of production and of its timetable for delivering the Product pursuant to any outstanding purchase orders.

(c) In the event of any Delivery Default, and following a meeting of the Joint Steering Committee as set forth in paragraph (a), Primus may, cancel, without charge or penalty, all or any unfulfilled portion of any outstanding purchase orders.

(d) Without limiting Sections 8.4 and 8.5 of this Agreement (and subject thereto), the sole remedy of Primus in connection with a Delivery Default shall be (i) replacement of non-conforming Product, if able and applicable, and (ii) consistent with and subject to Article VIII, indemnification of Primus with respect to either third party claims for product liability (e.g. consumer is physically harmed) and costs of recall, in each case to the extent such product liability or recall costs and expenses are caused by such Delivery Default. Without limiting Sections 8.4 and 8.5 of this Agreement (and subject thereto), other than a termination right in accordance with Section 5 of this Agreement and its right under Section 3.1(c) to contract for the manufacture of the Product by one or more third parties subject to the conditions specified in said Section 3.1(c), Primus shall not be entitled to remedy for a Delivery Default other than contemplated by (i) and (ii) of the previous sentence,

Section 3.12   Specification Changes; Product Development. (a) Either Party may at any time submit to the other Party written proposals to change the Specifications for the Product. No changes to Specifications may be made without the express written consent of both Parties, provided that Capricorn may upon five (5) Business Days advance written notice to Primus setting forth in reasonable detail the reasons therefor, amend the Specifications for the Product if necessary to comply with Applicable Law or cGMP. In the event that any change in Specification affects the cost of manufacturing by Capricorn, the change shall be referred to the Joint Steering Committee, which shall determine a corresponding adjustment to the Purchase Price.

Section 3.13   Notification. Each Party shall immediately notify the other Party by telephone (followed by written confirmation within twenty-four (24) hours) if the first Party becomes aware that any Product sold under this Agreement (i) fails to comply with Applicable Law, including the Toxic Substance Control Act, the Consumer Products Safety Act, the FDA Act, the Occupational Safety and Health Act or any Laws relating to environmental protection, or (ii) contains a defect that could create or present a risk to the health of, or of injury to, the public, the environment, Primus or its customers or Capricorn and its customers, as the case may be.

Section 3.14   Regulatory Compliance. (a) Capricorn shall be responsible for taking the steps necessary to comply with the requirements of each applicable Regulatory Authority, including the FDA, within the Territory to permit the lawful manufacture of the Product.

(b) Except as otherwise expressly provided herein (including without limitation Capricorn’s obligations with respect to the compilation of lists of Product ingredients), Primus shall be solely responsible, at its expense, for complying with all requirements of Regulatory Authorities relating to the directions for use, sale, product labeling, product claims, advertising and promotional materials, and all claims of third parties related to or arising from marketing of the Product. Primus shall be solely responsible for ensuring that all appropriate testing has been completed in relation to the intended uses of the Product and that all performance and other marketing claims made by Primus in marketing the Product are supported by appropriate claim substantiation. Capricorn shall be responsible, at its expense, for complying with any requirements of any Regulatory Authority relating to the manufacture of the Product.

Section 3.15   Notification. Capricorn shall immediately notify Primus by telephone (followed by written confirmation within 24 hours) if any product manufactured by Capricorn (including by not limited to the Product as defined herein) (i) fails to comply with Applicable Law, including, but not limited to, the Toxic Substance Control Act, the Consumer Products Safety Act, the FDA Act, the Occupational Safety and Health Act or any Laws relating to environmental protection, (ii) contains a defect that could create or present a risk to the health of, or of injury to, the public or the environment or Primus or its customers, or (iii) becomes subject to any mandatory or voluntary recall.

Section 3.16   Manufacturing Facility. (a) At all times during the Term, Capricorn shall maintain the Manufacturing Facility, equipment and processes used in producing the Product in strict compliance with all Applicable Laws and cGMP.

(b) Primus and its representatives shall have the right from time to time during normal business hours, and upon reasonable notice, to enter, inspect and evaluate the Manufacturing. Such inspection visits shall be scheduled and organized in such a manner as to comply with cGMP and to minimize to the extent reasonably practicable any disruption to plant and warehouse operations.

(c) Capricorn shall notify Primus within ten (10) Business Days following receipt of any notice of inspection by the FDA or other Regulatory Authority related to any aspect of the Manufacturing Facility and shall provide Primus with a copy of the results of any such inspection promptly after receipt. In the event that the inspection report identifies any deficiencies with respect to the Manufacturing Facility or with any processes or procedures, Capricorn shall promptly furnish to Primus a written statement setting forth the remediation measures that Capricorn intends to implement, the anticipated deadline for the completion of such measures, and the effect, if any, upon Capricorn’s ability to comply with its obligations under this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1   Representations and Warranties of Capricorn. Capricorn represents and warrants to Primus that:

(a) Capricorn is a corporation organized, existing and in good standing under the laws of the state of Maryland and has all requisite authority to conduct its business substantially in the manner currently conducted;

(b) The execution, delivery and performance of this Agreement and the consummation by Capricorn of the transactions contemplated herein have been duly and validly authorized on the part of Capricorn, and this Agreement constitutes a legal and binding obligation of Capricorn;

(c) The execution, delivery and performance by Capricorn of this Agreement and the transactions contemplated herein do not and will not (i) contravene or conflict with any provision of the constitutive documents of Capricorn, (ii) result in a violation of any Applicable Law, or (iii) violate, conflict with or (with notice or the passage of time or both) constitute a default or give rise to a right of termination or acceleration, or require any consent or waiver of any other party under, any agreement or obligation to which Capricorn is a party or by which its assets are bound;

(d) There is no action, suit, counterclaim, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to Capricorn’s Knowledge (which for purposes of this Agreement shall mean the actual knowledge of Rao Cherukuri), threatened, against Capricorn that would, if adversely determined, have, individually or in the aggregate, a Material Adverse Effect, nor is there any Order of any court or arbitrator or any Governmental Authority outstanding against or relating to Capricorn that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e) Capricorn owns the Capricorn Patents, Capricorn Technology and Capricorn Mark free and clear of all Liens, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of Capricorn, threatened in writing, which challenges the validity, legality, enforceability, use or ownership of the Capricorn Patents, Capricorn Technology or Capricorn Mark and (ii) Capricorn has not entered into any license agreement with respect to any of the Licensed Rights providing for the use of the same in the manufacture, distribution, marketing or sale of any product that is the same or substantially similar to the Product;

(f) To the Knowledge of Capricorn, the use of the Capricorn Patents, Capricorn Technology and Capricorn Mark by Capricorn does not, and the grant of the Licensed Rights hereunder and the consummation of the transactions contemplated herein will not, conflict with, infringe upon, violate or interfere with or constitute an appropriation of, any patent, trademark, service mark, computer program, copyright, trade secret or any other intellectual property right or proprietary right of any other person. Capricorn has not received written notice of any claim or allegation that it, in its ownership or use of the Licensed Rights, is infringing upon any copyrights, patents, trademarks, service marks, trade names, computer programs, trade secrets or any other intellectual property rights or proprietary rights of any other person; and

(g) Any portion of the Specifications provided by Capricorn are in compliance with Applicable Law.

Section 4.2   Representations and Warranties of Primus. Primus represents and warrants to Capricorn that:

(a) Primus is a corporation organized, existing and in good standing under the laws of the state of Delaware and has all requisite authority to conduct its business substantially in the manner currently conducted;

(b) The execution, delivery and performance of this Agreement and the consummation by Primus of the transactions contemplated herein have been duly and validly authorized on the part of Primus, and this Agreement constitutes a legal and binding obligation of Primus;

(c) The execution, delivery and performance by Primus of this Agreement and the transactions contemplated herein do not and will not (i) contravene or conflict with any provision of the constitutive documents of Primus, (ii) result in a violation of any Applicable Law, or (iii) violate, conflict with or (with notice or the passage of time or both) constitute a default or give rise to a right of termination or acceleration under, any agreement or obligation to which Primus is a party or by which its assets are bound;

(d) The execution, delivery and performance of this Agreement and the consummation by Primus of the transactions contemplated herein do not require any license, consent or approval from, or require any filings by Primus with, any Governmental Authority, except for such licenses, consents, approvals or filings as have already been obtained or made by Primus;

(e) The trademarks and trade dress supplied by Primus hereunder will not infringe any patent, trademark, copyright, trade secret or other intellectual property rights of or obligation of confidentiality to any third party; and

(f) Any portion of the Specifications provided by Primus are and will be in compliance with Applicable Law.

ARTICLE V
TERM AND TERMINATION

Section 5.1   Term and Termination. (a) Subject to paragraphs (b) of this Section, this Agreement shall commence as of the Effective Date and shall terminate upon later of (i) the expiration of the longest surviving Capricorn Patent; and (ii) five (5) years.

(b) Paragraph (a) of this Section notwithstanding, either Party may terminate this Agreement upon written notice to the other:

(i)	Subject to Section 9.4 (relating to force majeure), if an Event of Default has occurred with respect to the other Party and such Event of Default is continuing; or

(ii)

If the other Party (A) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator, or similar person of itself or of all or a substantial part of its property, (B) makes a general assignment of its assets for the benefit of its creditors, (C) commences of a voluntary bankruptcy, reorganization, receivership, insolvency, or similar proceedings, (D) has another party commence against such Party any bankruptcy, reorganization, receivership, insolvency, or similar proceedings which are not discharged in full within thirty (30) days, (D) acquiesces in writing to any petition filed against it in any involuntary bankruptcy, reorganization, receivership, insolvency, or similar proceedings, or (F) takes any corporate action for the purpose of effecting any of the foregoing.

Section 5.2   Event of Default. For purposes of this Agreement, the term “Event of Default” means, with respect to any Party, that such Party has materially breached or failed in the observance or performance of any representation, warranty, guarantee, covenant or obligation under this Agreement, and (ii) such breach or failure has not been remedied within ten (10) Business Days following receipt of written notice from the other Party, or if the default cannot reasonably be cured within ten (10) Business Days, efforts to cure reasonably acceptable to the Party are not commenced within ten (10) Business Days and diligently pursued thereafter until cured, such period of cure not to exceed thirty (30) calendar days. The failure of either Party to pay any amount claimed by the other Party to be due shall not give rise to an Event of Default for as long as such amount is being disputed in good faith.

Section 5.3   Effect of Termination. (a) Notwithstanding the termination of this Agreement for any reason, each Party hereto shall be entitled to recover any and all damages (including reasonable attorneys’ fees) that the non-breaching Party shall have sustained by reason of the breach by the Party in breach. Termination of this Agreement for any reason shall not release either Party hereto from any liability which at such time has already accrued or which thereafter accrues from a breach or default prior to such expiration or termination, nor shall it affect in any way the survival of any other right, duty or obligation of either Party hereto that is expressly stated elsewhere in this Agreement to survive such termination. In the case of a termination under Section 5.2 above, the non-breaching Party may pursue any remedy available in law or in equity with respect to such breach.

(b) Upon the expiration or termination of this Agreement,

(i)

The License granted pursuant to this Agreement shall terminate and Primus shall desist from using any of the Licensed Rights, provided, however, that Primus shall retain a limited non-exclusive license to utilize the Capricorn Patents and Capricorn Trademarks (A) for purposes of manufacturing and packaging units of Product for which purchase orders have been placed prior to the expiration or termination of the Agreement (regardless whether such units of Product are manufactured and packaged by Capricorn or by a Third Party Manufacturer), and (B) for a period of one hundred eighty (180) days following expiration or termination, for purposes of marketing, distributing and selling any units of the Product in inventory as of the date of expiration or termination of the Agreement, or manufactured and packaged for or delivered to Primus thereafter pursuant to clause (A) of this paragraph;

(ii)

Capricorn shall manufacture and package, and Primus shall purchase and pay for, all units of Product with respect to which purchase orders were issued to and accepted (or deemed to be accepted) by Capricorn prior to such expiration or termination, subject to Primus’ rights to amend or cancel a purchase order in accordance with Section Sections 3.8, 3.9 and 3.10 hereof;

(iii)

Each Party shall, at its own cost and expense, deliver to the other Party, pursuant to such other Party’s instruction, cost, any property of such other Party that is in its possession at the time of expiration or termination, or that may thereafter come into its possession;

(iv)	Each Party shall promptly pay any and all amounts due to the other; and

(v)	Each Party shall immediately return to the other any and all Confidential Information in accordance with the requirements of Section 7.1.

Section 5.4  LIMITATION ON LIABILITY. SUBJECT TO THE REMAINDER OF THIS SECTION 5.4, EXCEPT FOR THE EXPRESS WARRANTIES MADE IN SECTIONS 4.1 AND 4.2 ABOVE, EACH PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESSS OR IMPLIED. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES OF ANY KIND WHATSOEVER, OR FOR LOST PROFITS, BASED ON CONTRACT, TORT, OR ANY OTHER LEGAL THEORY, EVEN IF SUCH PARTY IS EXPRESSLY MADE AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

Section 5.5   Survival. The representations, warranties, covenants and agreements set forth in Sections 2.2, 3.13, 5.3, 5.4, 5.5, 6.1, 7.1, 8.1, 8.2, 8.3, 8.4, 8.5, 9.1, 9.2, 9.3, 9.5, 9.7 and 9.8 shall survive termination or expiration of this Agreement.

ARTICLE VI
INSURANCE

Section 6.1   Insurance Requirement. During the Term hereof and for three (3) years thereafter, Primus and Capricorn shall each maintain in full force and effect commercial general liability insurance with product liability coverage covering the manufacture and sale of the Product in an amount of not less than five million dollars ($5,000,000) in the aggregate and one million dollars ($1,000,000) per occurrence. Such insurance shall contain a broad form vendor’s endorsement inuring to the benefit of the other Party, naming the other Party as additional named insured and stating that not less than thirty (30) days notice will be given to such Party prior to any cancellation or reduction in coverage. Not less than five (5) Business days following execution of this Agreement, each Party shall deliver to the other Party a certificate of insurance evidencing such Party’s compliance with the requirements of this Section.

ARTICLE VII
CONFIDENTIALITY

Section 7.1   Confidentiality. (a) Neither Party shall disclose Confidential Information of the other Party to any other Person except as specifically permitted herein.

(b) Either Party may disclose Confidential Information to those of their respective officers, employees, directors and professional advisers (“Representatives”) to whom or which disclosure is required for purposes of performing the transactions contemplated in this Agreement, and who have agreed in writing to be bound by this Agreement, provided that (i) a Party disclosing Confidential Information of another Party shall be liable for the actions of Representatives to whom or which Confidential Information is disclosed regardless whether such Representative has agreed in writing to be bound by the provisions of this Section 7.1, and (ii) no written agreement to be bound shall be required in the case of disclosure to a Party’s officers, employees and directors.

(c) Each Party shall use the Confidential Material of the other solely for the purposes contemplated by this Agreement.

(d) Following the termination of this Agreement, and within five (5) Business Days after being requested in writing by the other Party, Primus or Capricorn, as the case may be, shall promptly return (and cause any Representative to return) all Confidential Material of the other Party or provide written certification (and cause any Representative to provide such written certification) that all such Confidential Information has been destroyed, any such certification to be signed by an executive officer of the Party in question under whose supervision the destruction occurred.

(e) Notwithstanding any other provision of this Agreement, either Party may disclose Confidential Information if and to the extent (but only to the extent) required by law, court order or other legal process, provided, however, that in the event of a demand for a disclosure pursuant to this paragraph (e), the Party receiving such demand shall, as soon as is reasonably practical and unless prohibited by law, notify the other Party, in order to give such other Party the opportunity to seek a protective order or other remedy. In the event that such protective order or other remedy is not obtained, the Party required to make disclosure agrees to furnish only that portion of the Confidential Information that it is advised by counsel is legally required and to exercise its commercially reasonable best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

(f) The Parties acknowledge and agree that the Confidential Information of the other Party has competitive value and significant damage could result to such other Party if it were disclosed or used in violation of this Agreement. Accordingly, each of the Parties acknowledges that, in the event of any breach of this Section 7.1, the non-breaching Party may be irreparably harmed and may not be made whole by monetary damages, and that the non-breaching Party, in addition to any other remedy to which it may be entitled at law or in equity, will be entitled to seek an injunction to prevent a breach of this Section 7.1 and/or to compel specific performance hereof. Each Party agrees not to oppose the granting of equitable relief on the grounds that money damages would be adequate, and agrees to waive, and to cause its Representatives to waive, any requirements for the securing or posting of any bond in connection with such remedy.

ARTICLE VIII
INDEMNIFICATION

Section 8.1   Primus Indemnification. Primus shall indemnify, defend, and hold harmless Capricorn and its shareholders, affiliates and subsidiaries and their respective officers, directors, shareholders, agents, employees and affiliates (the “Capricorn Indemnified Parties”) from and against all losses, expenses, liabilities, damages and costs, including reasonable attorneys’ fees, incurred by any Capricorn Indemnified Party (whether in connection with third party claims or direct claims by Capricorn against Primus) in connection with: (i) any claim that any trademark, or packaging artwork provided by Primus, as used in accordance with this Agreement, infringes the intellectual property rights of any third Party; or (ii) any breach by Primus of any representation, warranty, covenant or agreement hereunder.

Section 8.2   Capricorn Indemnification. Subject to 8.4 and 8.5 below, Capricorn shall indemnify, defend, and hold harmless Primus and its members, officers, employees, agents, affiliates and subsidiaries (the “Primus Indemnified Parties”) from and against all losses, expenses, liabilities, damages and costs, including reasonable attorneys’ fees, incurred by any Primus Indemnified Party (whether in connection with third party claims or direct claims by Primus against Capricorn) in connection with any breach by Capricorn of any representation, warranty, covenant or agreement hereunder.

Section 8.3   Notice of Claim. A Capricorn Indemnified Party or Primus Indemnified Party shall give timely written notice to the indemnifying Party of any claim for indemnification hereunder. The indemnifying Party shall have the right to control the defense of any claim and to select counsel. Any Capricorn Indemnified Party or Primus Indemnified Party shall have the right to the extent of such Party’s respective interest to participate on such Party’s own behalf and at such Party’s own expense through counsel of its choosing, provided that no Capricorn Indemnified Party or Primus Indemnified Party shall settle a claim for which they seek indemnification without the prior written consent of the indemnifying Party. Under no circumstances shall a Capricorn Indemnified Party or Primus Indemnified Party be required or obligated to seek recovery from third parties or otherwise mitigate their losses in order to maintain a claim for indemnity hereunder. The parties agree that the failure to pursue such recovery or mitigate loss will in no way reduce the amount of any claim for indemnity hereunder.

Section 8.4   Limitations. Notwithstanding anything contained in this Agreement to the contrary, Capricorn shall not have any liability to Primus in the event of a breach of this Agreement except that the following remedy will apply in the event of a Delivery Default (i) replacement of non-conforming Product, if applicable, and (ii) indemnification of Primus with respect to either third party claims for product liability (e.g. consumer is physically harmed) and costs of recall, in each case, solely to the extent such product liability or recall costs and expenses are caused by such Delivery Default; provided, however, that Capricorn will not be obligated to indemnify or hold harmless Primus for the foregoing to the extent that applicable losses, harm or expense fall within the scope of Primus’s indemnification obligations in paragraph 8.1 above or arise out of or are attributable to any act or omission by Primus which constitutes recklessness, gross negligence or willful misconduct. For the avoidance of doubt, except for the remedies mentioned in the previous sentence (subject to the proviso therein), the sole remedy of Primus in the event of a breach of this Agreement is the termination of this Agreement consistent with Section 5 of this Agreement.

Section 8.5   Sole and Exclusive Remedy. The indemnification provisions contained in this Section 8 of this Agreement (including the limitations contained in Section 8.4) are intended to provide the sole and exclusive remedy as to all losses, expenses, liabilities, damages and costs either party may incur arising from or relating to this Agreement, any agreements and documents contemplated hereby and the transactions contemplated hereby and thereby, and each party hereby waives, to the full extent they may do so, any other rights or remedies that may arise under any applicable statute, law, rule or regulation.

ARTICLE IX
MISCELLANEOUS

Section 9.1   Notice. Any notice required to be given hereunder shall be made in writing and delivered by certified United States Mail or express overnight delivery and deemed effective upon receipt, with a copy by email or facsimile, addressed as follows:

If to Capricorn:	Capricorn Pharma, Inc.
6900 English Muffin Way, Unit A1
Frederick, MD 21703
Attention: S. Rao Cherukuri
Chief Executive Officer
Telephone: (301) 696-8520 x2821
Facsimile: (301) 696-1424
Email: srcherukuri@capricornpharma.com

With a copy (which shall not	Blank Rome LLP
constitute notice) to:	One Logan Square, 130 North 18th Street
Philadelphia, PA 19103-6998
Attention: James R. Staiger, Esq.
Telephone: (215) 569-5404
Facsimile: (215) 832-5404
Email: staiger@blankrome.com

If to Primus:	Primus Therapeutics, Inc.
4390 U.S. Route 1, Suite 200
Princeton, NJ 08540
Attention: Dennis M. O’Donnell
President & Chief Executive Officer
Telephone: (908) 601-1338
Facsimile: (360) 272-7472
Email: dodonnell@primus.us.com

With a copy (which shall not	Sheldrick & Co., PLLC
constitute notice) to:	245 Park Avenue. Suite 3900
New York, NY 10167
Attention: Andrew W. Sheldrick, Esq.
Telephone: (646) 350-0469 ext 101
Facsimile: (646) 390-8724
Email: asheldrick@sheldricklaw.net

Section 9.2   Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, Delaware law. Any dispute arising under this Agreement that cannot be resolved pursuant to Section 9.3 hereof shall be subject to the exclusive jurisdiction of the Federal and State courts sitting in Delaware and each Party hereby irrevocably consents to the personal jurisdiction of such courts, waives any defense or objection to venue (including without limitation based on the principle of forum non conveniens) and agrees that service of process may be made by certified or registered mail to the address set forth in Section 9.1.

Section 9.3   Resolution of Disputes. (a) The Parties shall seek in good faith to resolve amicably, in accordance with this procedures set forth in this Section, any dispute that may arise relating to this Agreement or the transactions contemplated herein

(b) Prior to commencing any legal action, a Party wishing to assert a claim relating to or arising out of this Agreement (in such capacity, a “Claimant”) shall first notify the other Party (in such capacity, a “Respondent”). Such notice shall set forth in reasonable detail: (i) the nature of the claim; (ii) the nature and amount of the relief sought; (iii) the provision(s) of the Agreement relied upon; and (iv) the facts giving rise to the claim. Respondent shall provide written responses with ten (10) Business Days. If such response includes the assertion of any counterclaim or set-off, it shall also include the information specified in the preceding sentence, and in such event the Claimant shall, within ten (10) Business Days provide to Respondent written responses to such counterclaim or set-off. Not more than fifteen (15) Business Days following the Claimant’s final written responses, the Claimant and Respondent shall meet, at a mutually agreed time and place, and attempt in good faith to resolve the dispute. Each Party shall be represented by an officer who has been duly authorized and empowered to resolve the dispute.

(c) In the event that (A) either the Claimant or the Respondent fails to provide the written notice specified herein, or fails unreasonably to meet with the other Party, or (B) the Parties are unable after good faith efforts to resolve the dispute amicably, both Parties shall be free to pursue any legal remedy available to them,

Section 9.4   Force Majeure. (a) Neither Party shall be liable for any failure or delay in performance under this Agreement (other than for delay in the payment of money due and payable hereunder) to the extent such failure or delay is proximately caused by force majeure, provided, however that, as a condition to invoking a claim of force majeure, the Party subject thereto shall give the other prompt written notice of the circumstances of the circumstances relied upon.

(b) Subject to paragraph (c) of this Section, upon the occurrence of an event of force majeure, the time for performing obligations shall be extended for a period of time equal to the time lost due to any delay so caused.

(c) If either Party is prevented from performing all or substantially all of its obligations hereunder due to an event of force majeure that remains unresolved for ninety (90) days, the other Party may (but shall not be required to) terminate this Agreement with such termination to be effective thirty (30) days following Capricorn’s receipt of Primus’s written notice, without payment of any penalty.

Section 9.5   Entire Agreement; Construction. (a) Each Schedule referred to herein is incorporated into and deemed an integral part of this Agreement. Such Schedules need not be physically attached hereto to be valid and binding if they are appropriately identified on their face.

(b) This Agreement constitutes the entire agreement among the Parties relating to the subject matter hereof and supersede any prior understandings or agreements, written or oral, that relate to the subject hereof (including any term sheets).

(c) Neither Party may assign any rights under this Agreement without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld.

(d) This Agreement may not be amended other than by a written agreement signed by both Parties. The Parties agree that each of them participated in the negotiation and drafting of this Agreement and that no provision hereof may be construed against either Party by virtue of the fact that such Party prepared or drafted such provision. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon, or create in, any person other than the Parties and their respective successors and permitted assigns and Indemnified Parties any right, remedy, claim or obligation under or by reason of this Agreement.

Section 9.6   Counterparts; Electronic Delivery. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same Agreement. Signature pages exchanged by telecopier or ..pdf shall be fully binding.

Section 9.7   Expenses. Except as otherwise provided in this Agreement, each Party shall be responsible for the costs and expenses incurred by it or on its behalf in negotiating and preparing this Agreement and carrying out the transactions contemplated hereby, including, without limitation, the fees and expenses of attorneys, investment bankers, finders, brokers, accountants and other professionals.

Section 9.8   Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, the balance of the Agreement will survive, and shall be reasonably construed to carry out the intent of the Parties as evidenced by the terms hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CAPRICORN PHARMA, INC.

By: /s/ S. Rao Cherukiri
       S. Rao Cherukuri
       Chief Executive Officer

PRIMUS THERAPEUTICS, INC.

By: /s/ Dennis M. O’Donnell
       Dennis M. O’Donnell
       President & Chief Executive Officer

Schedule A

Licensed Rights

1. Capricorn Patents

US Patent Application No. 11/819902, Publication No. 20080008742 (Pending)
Name: Chewy products and the methods for making the same
Filing Date: June 29, 2007
Pub. Date: Jan. 10, 2008
Inventor – S. R Cherukuri
Assignee: Capricorn Pharma Inc. – Frederick MD

2. Capricorn Marks

CHEWMELTS™: Reg No: 77/749,230

3. Capricorn Technology

Capricorn proprietary encapsulation and flavor masking technology

Schedule B

Product Specifications

Schedule C

Minimum Annual Commitment and Minimum Quarterly Commitment

The amounts specified for 2011 shall remain in effect for all subsequent Production Years unless otherwise agreed by the Parties.